Exhibit 4.5






                    STOCK PURCHASE AGREEMENT

                          BY AND AMONG

                     SEALITE SCIENCES, INC.

                               AND

                    ICN PHARMACEUTICALS, INC.










                  DATED AS OF NOVEMBER 16, 1995



                        TABLE OF CONTENTS


                                                                 PAGE

                                                                 ----

ARTICLE I - SALE AND PURCHASE OF THE SHARES...................     1
     1.1     Agreement to Sell and Purchase...................     1
     1.2     Purchase Price...................................     1
     1.4     Closing; Valuation Date..........................     2
     1.5     Items to Be Delivered at Closing.................     3
     1.7     Default by SeaLite at the Closing................     5
     1.8     Further Assurances...............................     6

ARTICLE II - RELATED AGREEMENTS...............................     6
     2.1     Conduct Pending Closing..........................     6
     2.2     Confidentiality..................................     6
     2.3     Public Announcements.............................     7
     2.4     Conditions to Closing............................     7

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SEALITE.......     7
     3.1     Organization and Standing of SeaLite.............     7
     3.2     SeaLite Capacity and Validity....................     7
     3.3     Capital .........................................     7
     3.4     Subsidiaries and Investments.....................     8
     3.5     Absence of Conflicting Agreements or Required
               Consents.......................................     8
     3.6     Valid Issuance of the Purchased Shares...........     8
     3.7     Business Plan....................................     8
     3.8     Intellectual Property Rights.....................     9
     3.9     Manufacturing and Marketing Rights...............     9
     3.10    Financial Statements.............................     9
     3.11    Absence of Changes...............................     10
     3.12    No Undisclosed Liabilities.......................     11
     3.13    Litigation and Claims............................     11
     3.14    No Violation of Law..............................     11
     3.15    Licenses and Authorizations......................     11
     3.16    Lease Agreements.................................     12
     3.17    Property.........................................     12
     3.18    Indebtedness for Borrowed Money..................     13
     3.19    Employee Contracts, Union Agreements and Benefit
               Plans..........................................     13
     3.20    Labor Relations..................................     13
     3.21    Contracts and Commitments........................     14
     3.22    Environmental Protection.........................     14
     3.23    Filing Reports...................................     16
     3.24    Policies.........................................     16
     3.25    Accounts Receivable..............................     17
     3.26    Inventory........................................     17
     3.27    Taxes............................................     17
     3.28    State Takeover Laws..............................     17
     3.29    Powers of Attorneys..............................     18
     3.30    Agreements in Full Force and Effect..............     18
     3.31    Statements True and Correct......................     18
     3.32    Schedules........................................     18
     3.33    Purchase Entirely for Own Account................     18
     3.34    Reliance Upon Investors' Representations.........     18
     3.35    Receipt of Information...........................     19
     3.36    Investment Experience............................     19
     3.37    Restricted Securities............................     19
     3.38    Legends..........................................     19

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER......     20
     4.1     Organization, Standing and Authority of Purchaser     20
     4.2     Absence of Conflicting Agreements or Required
               Consents Relating to Purchaser's Obligations...     20
     4.3     Valid Issuance of the Purchase Price Shares......     20
     4.4     Litigation and Claims Against Purchaser..........     20
     4.5     Purchase Entirely for Own Account................     20
     4.6     Reliance Upon Investors' Representations.........     21
     4.7     Receipt of Information...........................     21
     4.8     Investment Experience............................     21
     4.9     Accredited Investor..............................     21
     4.10    Related Securities...............................     21
     4.11    Legends..........................................     21

ARTICLE V - CONDITIONS TO OBLIGATIONS OF PURCHASER............     22
     5.1     Representations and Warranties...................     22
     5.2     Performance; Covenants...........................     22
     5.3     No Injunction, Etc...............................     22

ARTICLE VI - CONDITIONS TO OBLIGATIONS OF SEALITE.............     22
     6.1     Representations and Warranties...................     23
     6.2     Performance; Covenants...........................     23
     6.3     No Injunction, Etc...............................     23
     6.4     Disclosure.......................................     23

ARTICLE VII - TERMINATION; REMEDIES...........................     23
     7.1     Method of Termination............................     23
     7.2     Notice of Termination............................     24
     7.3     Effect of Termination............................     24
     7.4     Notification of Certain Events...................     24

ARTICLE VIII - MISCELLANEOUS PROVISIONS.......................     25
     8.1     Notices..........................................     25
     8.2     Waiver...........................................     26
     8.3     Assignment.......................................     26
     8.4     Binding Effect...................................     26
     8.5     Headings.........................................     26
     8.6     Entire Agreement.................................     26
     8.7     Governing Law; Severability......................     26
     8.8     Counterparts.....................................     27
     8.9     No Brokers.......................................     27
     8.10    Schedules and Exhibits...........................     27
     8.11    Expenses.........................................     27


                 LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
- ---------

3.3.1         SeaLite Capital Stock
3.3.2         SeaLite Warrants
3.8           Intellectual Property Rights
3.10          Financial Statements
3.11          Changes since September 30, 1995
3.12          Undisclosed Liabilities
3.15          Licenses
3.16          Lease Agreements
3.17.1        Personal Property
3.17.2        Intellectual Property
3.18          Indebtedness for Borrowed Money
3.19          Employment Contracts
3.21          Contracts and Commitments
3.24          Insurance

EXHIBITS
- --------

Exhibit 1.4(a)(2)    Form of Investor Agreement
Exhibit 1.4(a)(3)    Form of Voting Trust Agreement
Exhibit 1.4(a)(4)    Form of Stock Option Agreement
Exhibit 1.4(a)(5)    Form of Indemnification Agreement
Exhibit 1.4(a)(6)    Form of Manufacturing Agreement
Exhibit 1.4(a)(7)    Form of SeaLite Compliance Certificate
Exhibit 1.4(a)(8)    Form of SeaLite Secretary's Certificate
Exhibit 1.4(a)(9)    Form of Opinion of Nelson Mullins Riley &
                       Scarborough, L.L.P.
Exhibit 1.4(a)(10)   Form of Promissory Note
Exhibit 1.4(a)(11)   Form of Pledge Agreement
Exhibit 1.4(b)(2)    Form of ICN Compliance Certificate executed
                     by an executive officer of ICN
Exhibit 1.4(b)(3)    Form of ICN Secretary's Certificate executed
                     by the Secretary, or Assistant Secretary
Exhibit 1.4(b)(4)    Form of Opinion Letter of ICN's Counsel


                                                      Exhibit 4.5

                           Appendix A

"Affiliate" of a person shall mean any other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person.

"Contract" means any written or oral contract, agreement understanding, lease, instrument, commitment, restriction, obligation or undertaking of any kind or character or other document to which SeaLite is a party or that is binding on SeaLite or its securities, assets or business.

"Knowledge" with respect to SeaLite shall mean the knowledge of each of H. Lee Herron, Douglas S. Ross, and David F. Smith Ph.D.
after due inquiry of each employed officer of SeaLite.

"Material Agreement" shall mean any Contract (a) affecting or relating to real property, (b) affecting or relating to personal property (other than Contracts affecting rights in personal property which do not involve the payment by SeaLite of more than $1,000.00 per month or $12,000.00 per year), (c) for the acquisition of goods, assets or services that relate to the business of SeaLite (other than purchase orders and other commitments which do not exceed $2,500.00 each), (d) for the acquisition of capital assets that relate to the business of SeaLite (other than purchase orders and other commitments which do not exceed $5,000.00 each), (e) for the sale of products or the performance of services by SeaLite which exceed $10,000.00 each, (f) with any employee or Affiliate of SeaLite that is not immediately terminable at will by SeaLite without any liability,
(g) with any agent, broker, sales representative of or any person in a similar representative capacity for SeaLite, (h) whereby a power of attorney is given by SeaLite, whether limited or general, to any person, and (i) that (1) requires performance by SeaLite of any obligation for a period of time extending beyond six months from the Closing Date or which is not terminable by SeaLite without penalty upon sixty (60) days or less notice, or
(2) payments provided for or actually made thereunder by or to SeaLite in any calendar year exceed $12,000.00.

"Material Permit" shall mean any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which SeaLite is a party or that is or may be binding upon or inures to the benefit of SeaLite, its assets, business or financial position, and which is necessary or required to operate the business of SeaLite in the manner in which it is currently operated, or the failure of which to obtain or maintain could result in any fine, penalty, cost or other liability to SeaLite in excess of the amounts ordinarily required in the absence of the failure to obtain or maintain such license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing.

"Predecessor" shall mean any predecessor of SeaLite.



                    STOCK PURCHASE AGREEMENT
                    ------------------------


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of November 16, 1995 (the "Effective Date") by and between ICN PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware ("ICN") and SEALITE SCIENCES, INC., a corporation organized and existing under the laws of the State of Georgia ("SeaLite").


                            RECITALS
                            --------

     A. SeaLite currently has outstanding 1,419,687 shares of its $0.01 par value common stock (the "Common Stock").

     B. SeaLite intends to issue and sell to ICN, and ICN desires to purchase, an additional 1,333,334 shares of Common
Stock (the "Shares") upon the terms and subject to the conditions set forth herein.

     C. Certain terms used in this Agreement are defined in Appendix A to this Agreement.

     NOW, THEREFORE, in consideration of the recitals above, which are an integral part of this Agreement, and the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:


                            ARTICLE I
                 SALE AND PURCHASE OF THE SHARES
                 -------------------------------

     1.1 Agreement to Sell and Purchase. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing SeaLite shall sell, assign, transfer, convey and deliver to ICN, free and clear of all liens, charges, claims or encumbrances, and ICN shall purchase and acquire from SeaLite, the Shares. The purchase price (the "Purchase Price") shall be an amount equal to One Million Eight Hundred Fifty Thousand Dollars ($1,850,000.00).

     1.2  Purchase Price.
          --------------

          (a) ICN shall pay the Purchase Price to SeaLite by issuing the number of shares of the $.01 par value common stock of ICN (the "ICN Common Stock") determined by dividing the Purchase Price by the average quoted closing price per share of ICN Common Stock (the "Average Share Price") as reported by the New York Stock Exchange for the five (5) consecutive trading days ending two (2) days before the Effective Date, or for the five (5) consecutive trading days ending two (2) days before the Closing Date, whichever is higher. The number of shares of ICN Common Stock issued to SeaLite shall be proportionately adjusted to reflect any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by ICN as a result of which shares of any class of stock or other securities shall be issued in respect of ICN Common Stock, or if any ICN Common Stock shall be changed into the same or a different number of shares of the same or another class of stock or other securities occurring after the date hereof but prior to the Closing Date. No fractional shares shall be issued in connection with this transaction. SeaLite shall receive at Closing the largest whole number of shares deliverable pursuant to this Section 1.2(a) (the "Purchase Price Shares") and an amount of cash equal to the Average Share Price multiplied by the fractional shares deliverable pursuant to the computation set forth in this Section 1.2(a).

          (b)  The Purchase Price will be adjusted as follows:

               (1) Within five (5) days after the end of the Protected Period, SeaLite shall provide ICN with a certificate (the "Adjustment Certificate") signed by the Chief Executive Officer of SeaLite that sets forth (A) all sales of the Purchase Price Shares during the Protected Period, and (B) the Net Sales Price of such sales. "Protected Period" means the period that begins on the Closing Date and ends ninety (90) days after the earlier to occur of (x) the day that any of the Purchase Price Shares are eligible to be sold under Rule 144, or (y) the day that a Registration Statement with respect to the Purchase Price Shares becomes effective. "Net Sales Price" means the sales price realized by SeaLite on the sale of the Purchase Price Shares, net of any broker or dealer fees, discounts and expenses, and all transfer and other taxes. "Rule 144" means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

               (2) If the Net Sales Price from the sales of Purchase Price Shares during the Protected Period to persons unaffiliated with SeaLite is less than the Average Share Price multiplied by the number of Purchase Price Shares sold (the "Minimum Amount"), then ICN shall pay SeaLite an amount in cash equal to such shortfall. Such payment shall be deemed to be an increase in the Purchase Price.

               (3) If the Net Sales Price from the sales of Purchase Price Shares during the Protected Period to persons unaffiliated with SeaLite is greater than 1.2 multiplied by the Minimum Amount, then SeaLite shall pay ICN an amount in cash equal to such excess. Such payment shall be deemed to be a decrease in the Purchase Price.

               (4) The payments required by Sections 1.2(b)(2) and (3) shall be due and payable within fifteen (15) days after the date that ICN receives the Adjustment Certificate.

     1.3 Closing. The closing of the sale of the Shares hereunder (the "Closing") shall take place at the offices of Alston & Bird on a date and time to be mutually agreed upon by the parties, but in no event later than December 31, 1995, unless otherwise extended by mutual agreement of the parties (the
"Closing Date").

     1.4 Items to Be Delivered at Closing. At the Closing, the parties shall exchange the following documents (collectively, the "Transaction Documents") in connection with the purchase and sale of the Shares.

          (a)  SeaLite shall deliver to ICN the following:

               (1)  certificates representing the Shares
registered in ICN's name;

               (2) an Investor Agreement executed by SeaLite and substantially in the form of Exhibit 1.4(a)(2) (the "Investor
Agreement");

               (3) a Voting Trust Agreement executed by SeaLite and substantially in the form of Exhibit 1.4(a)(3) (the "Voting
Trust Agreement");

               (4) a Stock Option Agreement executed by SeaLite, and each holder of securities issued by SeaLite, and substantially in the form of Exhibit 1.4(a)(4) (the "Stock Option
Agreement");

               (5) an Indemnification Agreement executed by SeaLite and substantially in the form of Exhibit 1.4(a)(5) (the
"Indemnification Agreement");

               (6) a Manufacturing Agreement executed by SeaLite and substantially in the form of Exhibit 1.4(a)(6) (the
"Manufacturing Agreement");

               (7) a compliance certificate executed by the President of SeaLite and substantially in the form of Exhibit
1.4(a)(7)

               (8) a Secretary's certificate executed by the Secretary of SeaLite and substantially in the form of Exhibit
1.4(a)(8);

               (9)  an opinion of Nelson Mullins Riley &
Scarborough, L.L.P., executed by a partner of such firm and substantially in the form of Exhibit 1.4(a)(9);

               (10) the Promissory Note executed by SeaLite and substantially in the form of Exhibit 1.4(a)(10) (the "Note");

               (11) the Pledge Agreement executed by SeaLite and substantially in the form of Exhibit 1.4(a)(11) (the "Pledge
Agreement");



               (12) all other documents reasonably requested by ICN.

          (b)  ICN shall deliver to SeaLite the following:

               (1)  counterpart originals of the Investor
Agreement, the Voting Trust Agreement, the Stock Option
Agreement, the Indemnification Agreement, the Manufacturing
Agreement, the Note and the Pledge Agreement executed by an executive officer of ICN.

               (2)  a compliance certificate executed by an
executive officer of ICN and substantially in the form of Exhibit
1.4(b)(2).

               (3) a Secretary's certificate executed by the Secretary, or an assistant Secretary, of ICN and substantially in the form of Exhibit 1.4(b)(3).

               (4) an opinion letter of ICN's counsel (which may be ICN's Associate General Counsel) executed by such counsel and substantially in the form of Exhibit 1.4(b)(4).

               (5)  certificates representing the Purchase Price
Shares registered in SeaLite's name.

               (6) all other documents reasonably requested by SeaLite.

     1.5  Registration of the Purchase Price Shares.
          -----------------------------------------

          (a) Within six (6) months after the Closing Date, ICN shall:

               (1)  file with the Securities and Exchange
Commission (the "Commission") a registration statement (the "Registration Statement") on Form S-3 or other applicable or available forms to register under the Securities Act of 1933, as amended (the "Securities Act"), all of the Purchase Price Shares for sale by SeaLite, and thereafter shall use its best efforts to cause such Registration Statement to become and remain effective as provided in this Section 1.5; and

               (2)  furnish to SeaLite such copies of the
prospectus constituting a part of the Registration Statement as SeaLite may reasonably request in order to facilitate the public sale of the Purchase Price Shares during the period that begins on the effective date of the Registration Statement and ends ninety (90) days thereafter (the "Registration Period").

               (3)  make available to SeaLite "piggy-back"
registration rights with respect to the Purchase Price Shares equivalent in scope to the registration rights granted to ICN with respect to Registrable Securities under Section 1.3 of the Investor Agreement.

          (b) After delivery of the Registration Statement to the Commission, and as soon as reasonably practicable, ICN shall:

               (1) use its best efforts to cause the Purchase Price Shares to be listed on each securities exchange or other securities trading market on which ICN Common Stock is then listed. Further, ICN shall prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until the earlier of (1) such time as SeaLite has sold all of the Purchase Price Shares or (2) ninety (90) days after the effective date of the Registration Statement; and

               (2) use its best efforts to register or qualify the Purchase Price Shares under such other securities or blue sky or other applicable laws of such jurisdictions as SeaLite shall reasonably request in writing prior to the Closing Date to enable SeaLite to consummate the public sale or other disposition of the Purchase Price Shares; provided that ICN shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction.

          (c) ICN's obligations under Section 1.5 shall terminate unless SeaLite shall furnish to ICN such information as ICN may reasonably request from SeaLite for use in preparing the Registration Statement (and the prospectus included therein) and performing its other obligations under this Section 1.5.

          (d) Subject to the satisfaction by ICN of its obligations pursuant to Section 1.5(a)(1) hereof, the refusal of the Commission to declare effective a Registration Statement with respect to the Purchase Price Shares shall not in any way affect the validity or enforceability of any other provision of this Agreement provided that the Commission's refusal to declare effective a Registration Statement is not related to, or the result of, any act or omission of ICN.

          (e) Except as set forth below, ICN shall pay all reasonable and customary expenses of a registrant in connection with the registration of the Purchase Price Shares, including fees and expenses of counsel to ICN and of its independent public accountants, filing fees and other expenses charged by the Commission or by the securities regulatory authority of any state or other jurisdiction in which Purchase Price Shares are to be qualified and which are attributable to the registration or qualification of such shares, and printing expenses. Notwithstanding the foregoing, SeaLite shall bear its own expenses in connection with the registration and sale of the Purchase Price Shares, including without limitation expenses of its own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of Purchase Price Shares; provided, however, that ICN shall pay the costs of Rule 144 opinions, if any, rendered by ICN's counsel.

     1.6 Restrictions on Sale. SeaLite shall not sell any of the Purchase Price Shares during the Protected Period without the prior written approval of ICN; provided, however, that ICN shall allow SeaLite to sell all of the Purchase Price Shares to persons unaffiliated with SeaLite during the last ninety (90) days of the Protected Period in sales either that are registered under
Section 1.5 or that comply with Rule 144. SeaLite shall sell any or all of the Purchase
Price Shares at such time or times during the Protected Period as ICN shall designate in writing to SeaLite, assuming such sales are in compliance with the Securities Act.

     1.7 Default by SeaLite at the Closing. SeaLite acknowledges that the Shares are unique and otherwise not available and agrees that in addition to any other remedies, ICN may invoke any equitable remedies to enforce delivery of the Shares including without limitation, any action or suit for specific performance.

     1.8 Further Assurances. Each party, from time to time after the Closing, at the other party's request, will execute, acknowledge and deliver to the other party such other instruments of conveyance and transfer and will execute and deliver such other documents and certification, all as such other party may reasonably require in order to carry out, evidence and confirm the intended purposes of the Transaction Documents.

                           ARTICLE II
                       RELATED AGREEMENTS
                       ------------------

     2.1  Conduct Pending Closing.
          -----------------------

          (a) Except as set forth in Section 7.1(c), SeaLite covenants and agrees that, between the date of this Agreement and either the Closing Date or the termination of this Agreement pursuant to Article VII hereof, it shall not solicit, encourage, initiate or participate in any discussions or negotiations with, or provide information to, any person or entity other than ICN regarding the acquisition of (1) any security of SeaLite (including the Shares), or (2) any material asset of SeaLite.

          (b) At all times prior to the Closing, ICN's employees, attorneys, accountants, agents and other authorized and designated representatives will be allowed free and full access to the properties, books and records of SeaLite, including without limitation, deeds, title documents, leases, customer lists, insurance policies, minute books, share certificate books, share registers, accounts, tax returns, financial statements and all other data that, in the reasonable opinion of ICN, are required for ICN to make such investigation as it may desire of the assets, properties and business of SeaLite. ICN shall also be allowed free and full access to consult with the officers, employees, accountants, counsel and agents of SeaLite in connection with such investigation of the assets, properties and business of SeaLite.

          (c) At all times prior to the Closing Date, SeaLite shall maintain in full force and effect its corporate existence and all licenses and other rights in or to use patents, processes, trademarks, trade names or copyrights owned or possessed by it and deemed by SeaLite to be necessary to conduct its business and shall use its best efforts (without making any commitments other than in the ordinary course of business) to (1) keep available to SeaLite its present key officers and employees except as otherwise contemplated by this Agreement or any other agreement referred to herein, (2) preserve the present relationships of SeaLite with its suppliers and customers and others having business relationships, and (3) take all steps reasonably necessary to maintain the intangible assets and intellectual property of SeaLite.

     2.2 Confidentiality. ICN agrees that from the date hereof it will not, and will use reasonable efforts to ensure that its representatives, agents or employees will not, without the prior written consent of SeaLite, use in the conduct of its business (except as contemplated by the Transaction Documents), or submit or disclose to or file with any other person, any confidential or non-public information relating to SeaLite, except for a disclosure that may be required by any law, regulation, rule, ordinance or judicial process. Subject to the foregoing, ICN shall not, in the course of any investigation it shall deem necessary and desirable in connection with the transactions contemplated by the Transaction Documents, be prohibited from discussing the business, assets and properties of SeaLite with others having bsiness dealings with SeaLite.

     2.3 Public Announcements. Except as contemplated herein, neither ICN nor SeaLite, nor any of its representatives, shall make any public announcement with respect to the Transaction Documents or the transactions contemplated thereby without the prior consent of the other party hereto unless required by law or judicial process, in which case notification shall be given to the other party hereto prior to such disclosure.

     2.4 Conditions to Closing. ICN and SeaLite agree to use their reasonable best efforts to satisfy the closing conditions set forth in Articles V and VI of this Agreement.

                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SEALITE
            -----------------------------------------

     As an inducement to ICN to enter into this Agreement and to purchase the Shares, SeaLite represents and warrants to ICN as follows:

     3.1 Organization and Standing of SeaLite. SeaLite is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and has the power and authority to carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. SeaLite is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets and properties or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed will not have, individually or in the aggregate, a material adverse effect on SeaLite. The stock record books of SeaLite, which have been made available to ICN for review, contain true, complete and accurate records of the stock ownership of SeaLite and the transfer of the shares of their capital stock.

     3.2 SeaLite Capacity and Validity. SeaLite has the full power, authority and capacity necessary to enter into and perform its obligations under each of the Transaction Documents to which it is a party (collectively, the "SeaLite Documents"), and to consummate the transactions contemplated thereby. Each of the SeaLite Documents has been duly executed and delivered by SeaLite, and constitutes the legal, valid and binding obligation of SeaLite, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

     3.3 Capital Stock. The authorized capital stock of SeaLite consists of 20,000,000 shares of voting stock, $0.01 par value, 1,419,687 of which are issued and outstanding. Set forth on
Schedule 3.3.1 hereto is a list of all of the record and beneficial holders of capital stock of SeaLite and the type and number of shares of capital stock of SeaLite held by each such shareholder. Except as set forth on Schedule 3.3.1, no shares of capital stock are held in the treasury of SeaLite. All of the shares of outstanding capital stock of SeaLite have been duly and validly issued, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under (a) the Securities Act of 1933, as amended (the "Securities Act"), and
(b) all applicable state securities laws.  Set forth on Schedule
3.3.2 hereto is a list of all persons who, as of the Closing Date, hold outstanding warrants, options, rights (including outstanding rights to demand registration by SeaLite under the Securities Act), calls or other commitments of any nature relating to the shares of capital stock of SeaLite. Except as set forth on Schedule 3.3.2, there are no outstanding warrants, options, rights (including outstanding rights to demand registration or to sell in connection with a registration by SeaLite under the Securities Act), calls or other commitments of any nature relating to the shares of capital stock of SeaLite and there are no outstanding securities of SeaLite convertible into or exchangeable for shares of capital stock of SeaLite. SeaLite is not obligated to issue any shares of its capital stock for any purpose, and, except as contemplated hereby, no person or entity has entered into any contract, whether oral or written, or option or any right or privilege (whether pre-emptive or contractual) capable of becoming a contract or option for the purchase, subscription or issuance of any unissued shares, or other securities of SeaLite.

     3.4 Subsidiaries and Investments. SeaLite does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     3.5  Absence of Conflicting Agreements or Required Consents.
Neither the execution, delivery and performance by SeaLite of the SeaLite Documents, nor the acquisition by ICN of more than fifty percent (50%) of the issued and outstanding Common Stock, (with or without the giving of notice, the lapse of time, or both):
(a) requires the consent of or filing with any governmental or regulatory authority or any other third party; (b) conflicts with any provision of SeaLite' articles of incorporation or bylaws,
(c) conflicts with, results in a breach of, or constitutes a default under, any ruling, judgment, order or injunction, or any law, ordinance or regulation, of any court or governmental instrumentality to which SeaLite is a party or by which SeaLite or its properties and assets are bound; (d) conflicts with, constitutes grounds for termination of, results in a breach of, constitutes a default under, or accelerates or permits the acceleration of any performance required by the terms of any Material Agreement or Material Permit to which SeaLite is a party or by which SeaLite or any of its assets or properties are bound; or (e) creates any claim, lien, charge, encumbrance or restriction upon any of the assets or properties of SeaLite.

     3.6 Valid Issuance of the Purchased Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer. The offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.

     3.7 Business Plan. The Business Plan dated May 24, 1995, previously delivered to ICN was prepared in good faith by SeaLite and does not, to the Knowledge of SeaLite, contain any untrue statement of a material fact nor does it omit to state a material fact necessary to make the statements herein not misleading, except that with respect to projections and expressions of opinion or predictions contained in the Business Plan; SeaLite represents only that such projections and expressions of opinion and predictions were made in good faith and that SeaLite believes there is a reasonable basis therefor.

     3.8 Intellectual Property Rights. SeaLite owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others.
Schedule 3.8 contains a complete list of patents and pending patent applications of SeaLite. Except for agreements with its own employees or consultants, substantially in the form referenced in Section 3.19 below, and except as disclosed in
Schedule 3.8, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is SeaLite bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity. SeaLite has not received any communications alleging that SeaLite has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity.
To the Knowledge of SeaLite, none of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of SeaLite or that would conflict with SeaLite's business as proposed to be conducted.

     3.9 Manufacturing and Marketing Rights. Except as disclosed in Schedule 3.9, SeaLite has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects SeaLite's exclusive right to develop, manufacture, assemble, distribute, market, or sell its products.

     3.10 Financial Statements. Attached hereto as Schedule 3.10 are SeaLite's audited financial statements for the period of inception on April 25, 1991, through March 31, 1992; the fiscal years ended March 31, 1993 and 1994; and the nine month period ended December 31, 1994; and interim unaudited financial statements for the nine month period ended September 30, 1995 reflecting the results of operations and financial condition of SeaLite at such dates which have been prepared in accordance with generally accepted accounting principals consistently applied subject, solely in the case of interim financial statements, to the absence of notes to such statements (collectively, the "Financial Statements"). The Financial Statements (a) present fairly the financial position of SeaLite as of the dates indicated and present fairly the results of SeaLite operations for the periods then ended; and (b) are in accordance with the books and records of SeaLite, which are complete and correct and have been properly maintained.

     3.11 Absence of Changes.  Except as set forth on Schedule
3.11 and except as permitted or contemplated by this Agreement, since September 30, 1995 SeaLite has conducted its business only in the ordinary course and SeaLite has not:

          (a) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

          (b) paid, discharged or satisfied any liability other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

          (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

          (d) except in the ordinary course of business and consistent with past practice, canceled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets;

          (e) except as set forth in SeaLite's 1995 capital budget which is attached as a part of Schedule 3.11 hereto (the "Budget"), entered into any commitment or transaction not in the ordinary course of business or made any capital expenditure or commitment in excess of $5,000.00;

          (f) made any change in any method of accounting or accounting practice;

          (g) except as set forth in the Budget, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $5,000.00 except for trade payables incurred in the ordinary course of business;

          (h) mortgaged, pledged, subjected or agreed to subject, any of its assets, tangible or intangible, to any lien, claim or encumbrance, except for liens for current personal and real property taxes not yet due and payable;

          (i) sold or otherwise transferred any equity or other interest in itself;

          (j) increased any salaries, wages or any employee benefits for any of its employees;



          (k) hired, committed to hire or terminated any employee except in the ordinary course of business;

          (l) declared, set aside or made any payments, dividends or other distributions to any holder of its capital stock or other equity securities; or

          (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.11.

     3.12 No Undisclosed Liabilities.
          --------------------------

          (a) Except as listed on Schedule 3.12 hereto and except for liabilities and obligations reflected on the Financial Statements, SeaLite has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which are reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, assets or financial position of SeaLite.

          (b) Except for liabilities and obligations reflected on the Financial Statements, SeaLite has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, by reason of or arising out of (1) any violation of any federal, state or local law, statute, ordinance, rule or regulation (excluding Environmental Laws, as defined herein), (2) any product liability or warranty claims, (3) any engineering liability or warranty claims related to the provision of engineering consulting or design or other related services, (4) any claims for violating the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intellectual property or intangible asset, or (5) any claims for torts committed by SeaLite or its employees or agents, including but not limited to tortious interference with contract, tortious interference with business relationships, misappropriation of trade secret information, libel and slander; which are reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, assets or financial position of SeaLite.

     3.13 Litigation and Claims. There are no lawsuits, actions, arbitrations, administrative or other proceedings, pending, or to the Knowledge of SeaLite, threatened against or affecting SeaLite. To the Knowledge of SeaLite, there are no claims or governmental investigations or inquiries pending or threatened against or affecting SeaLite. To the Knowledge of SeaLite, there is no basis for any such action or any state of facts or occurrence of any event which might give rise to the foregoing. There are no unsatisfied judgments against SeaLite or any consent decrees to which SeaLite is subject.

     3.14 No Violation of Law. SeaLite has not been nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its assets, properties or business.



     3.15 Licenses and Authorizations. SeaLite is the holder of all governmental and administrative licenses or permits necessary to operate its business as it is currently being operated and own its current assets and properties. A correct and complete list of such licenses and permits is set forth on Schedule 3.15. No violations, orders or deficiencies exist with respect to any of the items listed on Schedule 3.15. There is no action pending or, to the Knowledge of SeaLite, recommended by any state, federal or other governmental agencies having jurisdiction over the items listed on Schedule 3.15, either to revoke, withdraw or suspend any such license or permit.

     3.16 Lease Agreements. Schedule 3.16 contains a true and complete list of all the lease agreements to which SeaLite is a party and pursuant to which SeaLite leases (whether as lessor or lessee) any real or personal property related to the operation of its business and which are Material Agreements (the "Lease Agreements"). SeaLite has delivered to ICN true and complete copies of all of the Lease Agreements. The Lease Agreements are valid and effective in accordance with their terms, and there is not under any of such agreements (a) any existing or claimed default by SeaLite or event of default or event which with notice or lapse of time, or both, would constitute a default by SeaLite, or (b) to the Knowledge of SeaLite, any existing default by any other party under such agreements or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such party.

     3.17 Property.
          --------

          (a) Schedule 3.17.1 sets forth a complete and accurate list and description of all the tangible personal property of SeaLite existing on September 30, 1995, the net book value of which, as properly reflected in SeaLite' books and records, on an individual item-by-item basis, exceeds $5,000.00. Each item of personal property listed on Schedule 3.17.1, or leased by SeaLite pursuant to a Lease Agreement, is in good operating condition and in a state of reasonable maintenance and repair, and is adequate and usable for the continued operation of the business of SeaLite as the same is presently conducted.

          (b) Schedule 3.17.2 contains a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, registered copyrights and patents, registration thereof and applications therefor, and, to the Knowledge of SeaLite, any other intellectual property applicable to or used in the business of SeaLite, including but not limited to unregistered trademarks and trade names.

          (c) SeaLite (1) has good, valid and indefeasible title to all of the personal and mixed, tangible and intangible property, rights and assets which it purports to own, including all the personal property and assets reflected in the Financial
Statements (and not shown as leased or encumbered in the notes thereto); and (2) owns such rights, assets and personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

          (d) Neither SeaLite nor any Predecessor has ever owned any real property.

          (e) To the Knowledge of SeaLite, the present zoning, building and other ordinances and regulations applicable to the real property leased by SeaLite specifically permit the continued use, occupancy and enjoyment of such property consistent with past practices of SeaLite. SeaLite has received no notices of violations of any applicable zoning or building regulation, ordinance or other law, regulation, or requirement relating to such real property.

          (f) To the Knowledge of SeaLite, all buildings and improvements on the real property leased by SeaLite are in good operating condition and repair, ordinary wear and tear excepted, free from known defects in construction or design, and all equipment and systems presently serving the buildings and improvements, including but not limited to plumbing, heating, air conditioning, electrical, and sprinkler systems, are in good working order and repair.

          (g) To the Knowledge of SeaLite, no condemnation or similar actions are currently in effect or pending against any part of any real property leased by SeaLite and no such action is threatened against any such real property. To the Knowledge of SeaLite, there are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature affecting any part of the real property leased by SeaLite which might impair the use of any building, structure or any other improvement thereon, nor does any part of any building, structure or any other improvement on real property leased by SeaLite encroach on any property.

     3.18 Indebtedness for Borrowed Money. Except as identified in the Financial Statements or on Schedules 3.12 and 3.16, SeaLite has no direct or indirect indebtedness for borrowed money, including indebtedness by way of lease-purchase arrangements or guarantees.

     3.19 Employee Contracts, Union Agreements and Benefit Plans. Except as set forth on Schedule 3.19 hereto, SeaLite is not a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans, as defined in Section 3(l) of ERISA, of or pertaining to SeaLite and any of their present or former employees, or any Predecessors. SeaLite has made available to ICN true and complete copies of all of the items listed on
Schedule 3.19. Each employee and officer of SeaLite has executed an Employee Confidentiality and Invention Assignment Agreement substantially in the form which has been delivered to special counsel to ICN.



     3.20 Labor Relations.
          ---------------

          (a) SeaLite is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

          (b) There is no unfair labor practice charge or complaint or any other matter against or involving SeaLite pending or, to the Knowledge of SeaLite, threatened before the National Labor Relations Board or any court of law;

          (c) There are no administrative proceedings pending or, to the Knowledge of SeaLite, threatened alleging discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) before the Equal Employment Opportunity Commission or any federal, state or local agency or court against SeaLite, nor, to the Knowledge of SeaLite, is there any charge, investigation (formal or informal) or complaint regarding any discriminatory matter or event. There have been no governmental audits of the equal employment opportunity practices of SeaLite and, to the Knowledge of SeaLite, no basis for any such audit exists; and

          (d)  SeaLite is in compliance with the Immigration
Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder.

     3.21 Contracts and Commitments. Except as set forth in Schedules 3.8, 3.16, 3.19 and 3.21:

          (a) There are no Material Agreements to which SeaLite is a party or by which SeaLite' assets or properties are bound;

          (b)  There are no contracts or agreements of SeaLite:

               (1)  with any of the directors, officers or
shareholders of SeaLite, or

               (2) with any Affiliate of, or any person related to, any director, officer or shareholder of SeaLite, or with any company or other organization in which any Affiliate of SeaLite has a direct or indirect financial interest;

          (c) SeaLite is not subject to any contract or agreement containing covenants limiting the freedom of SeaLite to compete in any line of business in any geographic area or requiring SeaLite to share any profits;

          (d) SeaLite is not a party to any existing agreement for the management of SeaLite or a portion of SeaLite' assets, properties or business and SeaLite is not obligated to become a party to any such management agreement; and

          (e) SeaLite is not a party to or bound by any presently existing contract, agreement or other arrangement that has had, or based upon facts existing as of the date of this Agreement is, to the Knowledge of SeaLite, reasonably likely to have during the year following the date of this Agreement, a material adverse effect upon the business, earnings or financial condition of SeaLite.

SeaLite has made available to ICN true and complete copies of all of the items listed in Schedule 3.21.

     3.22 Environmental Protection.
          ------------------------

          (a) As used herein, "Environmental Laws" shall mean any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.("CERCLA"), Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other statutes, laws, ordinances, regulations, orders or rules relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

          (b) As used herein, "Environmental Matter" shall mean any matter or circumstances related in any manner whatsoever to
(1) the emission, discharge, disposal, release, or threatened release of any solid, liquid or gaseous waste into the environment, or (2) the treatment, storage or other handling of any Hazardous Substance, or (3) the placement of structures or materials into the waters of the United States, or (4) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure, or workplace or on any of the real property owned or leased by SeaLite.

          (c) As used herein, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those items are defined in any applicable statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body relating to pollution or protection of human health or the environment (including, without limitation, CERCLA and RCRA), and petroleum, petroleum products and oil.

          (d) There are no claims, actions, suits, proceedings or, to the Knowledge of SeaLite, investigations related to Environmental Matters with respect to the ownership, use, condition or operation of any of the properties and assets held for use or sale by SeaLite or any of its Predecessors in any court or before or by any federal, state or other governmental agency or private arbitration tribunal (hereinafter collectively referred to as "Environmental Litigation").
There are no existing violations by SeaLite of federal, state, local or other governmental laws, regulations, ordinances or orders related to Environmental Matters with respect to the ownership, use, condition or operation of any real property leased by SeaLite or any other assets of SeaLite or any asset or property formerly held for use or sale by SeaLite or any of its Predecessors. SeaLite has not used, and, to the Knowledge of SeaLite, no third party has used, any real property leased by SeaLite or any other asset or property of SeaLite or any of its Predecessors or any part thereof, for the handling, treatment, storage, or disposal of any Hazardous Substances. No written or oral notice, or other communication from any court or governmental agency, official or instrumentality, of any alleged violation of any ordinance, law, decree, order, code, or governmental rule or regulation related to Environmental Matters has been filed or communicated to management of SeaLite with respect to the use, ownership, condition, operation, or disposal of any of the properties and assets of SeaLite or any property or asset formerly held for use or sale by SeaLite or any of its Predecessors. To the Knowledge of SeaLite, no basis exists for the allegation of any such violations with respect to the real property leased by SeaLite, or any other assets of SeaLite or any property or asset formerly held for use or sale by SeaLite or any of its Predecessors.

          (e) To the Knowledge of SeaLite no release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any real property owned or leased by SeaLite or at any other assets or premises of SeaLite or any of its Predecessors or any part thereof, while or before such assets or premises were owned, leased, operated, or managed, directly or indirectly, by SeaLite or any of its Predecessors.

          (f) To the Knowledge of SeaLite no soil or water in, under or adjacent to any real property leased by SeaLite or any other assets or premises of SeaLite or property formerly held for use or sale by SeaLite or any of its Predecessors, has been contaminated by any Hazardous Substance while or before such property, assets or premises were leased, operated or managed, directly or indirectly, by SeaLite or any of its Predecessors.

          (g) All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by SeaLite or, to the Knowledge of SeaLite, by any of its Predecessors has been released or disposed of in compliance with all applicable reporting requirements under applicable Environmental Laws.

          (h) To the Knowledge of SeaLite, there are no underground tanks or other underground storage facilities, or the lines and facilities associated therewith, presently or previously located at any real property leased by SeaLite, or any other premises owned, leased, operated, or managed by SeaLite or any of its Predecessors or any such tanks, lines or facilities located at any premises while such premises were owned, leased, operated, or managed by SeaLite or any of its Predecessors.

          (i) SeaLite or its Predecessors have removed from all of the real property leased by SeaLite and other premises of SeaLite and their Predecessors all hazardous waste.

          (j) SeaLite has complied with all applicable reporting requirements under applicable Environmental Laws concerning the disposal or release of Hazardous Substances. SeaLite and each of its Predecessors have made no such reports concerning any assets, properties, premises, operations or activities of SeaLite or any of its Predecessors.

          (k) To the Knowledge of SeaLite none of the real property leased by SeaLite or other premises operated or managed by SeaLite contains any asbestos-containing materials.

     3.23 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by SeaLite with any governmental authority have been properly completed and timely filed in compliance with all applicable requirements where failure to so file would have a material adverse effect on SeaLite.

     3.24 Insurance Policies. Schedule 3.24 sets forth a complete and accurate list and description of all insurance policies in force naming SeaLite, or any employee thereof, as an insured or beneficiary or as a loss payee and for which SeaLite has paid or is obligated to pay all or part of the premiums including, without limitation, all liability, errors and omissions, fire, health and life insurance policies. SeaLite has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and SeaLite is in compliance with all conditions contained therein. Except for claims by employees of SeaLite against group health or medical policies or as set forth on Schedule 3.24, there are no pending claims against such insurance by SeaLite as to which insurers are defending under reservation of rights or have denied liability, and except as set forth on Schedule 3.24, there exists no claim by SeaLite under such insurance that has not been properly filed by such SeaLite. There are no outstanding or unfulfilled requirements or recommendations of any insurance company insuring SeaLite and/or its assets or properties regarding any repairs to or work to be performed at any of the properties and premises of SeaLite. SeaLite has complied with any such requirements and recommendations as to which SeaLite has received notice.

     3.25 Accounts Receivable. All accounts receivable of SeaLite arose in the ordinary course of business and (except as reflected in the Financial Statements) have not been previously written off as bad debts and, to the Knowledge of SeaLite, are collectible in the ordinary course of business subject to SeaLite' reserves for doubtful and uncollectible accounts which are currently at levels consistent with SeaLite' past practices and business in the ordinary course.

     3.26 Inventory. All items of inventory on SeaLite's September 30, 1995 balance sheet contained in the Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Closing Date will consist, of items of a quality and a quantity usable and salable in the ordinary course of SeaLite's business and conform to generally accepted standards in the industry of which SeaLite is a part. The value of the inventories reflected on SeaLite's September 30, 1995 balance sheet contained in the Financial Statements are net of adequate reserves for damaged, excess, and unusable items. Purchase commitments of SeaLite for inventory are not in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such commitment.

     3.27 Taxes.  Except as reflected in the Financial Statements
(a) there does not exist and will not after the Closing exist any liability for taxes which may be asserted by any taxing authority against, and no lien or other encumbrance for taxes will attach to, SeaLite or any of its assets or properties, (b) there are no requests for tax filing and/or payment extensions with any taxing authority filed by or granted to SeaLite, and (c) there are no audit examinations or refund actions, claims, investigations or litigation with respect to any tax obligation of SeaLite. All federal, state, local and other tax returns and tax reports required to be filed with respect to SeaLite have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of which are true, correct and complete, and all amounts shown as owing thereon have been paid.

     3.28 State Takeover Laws. SeaLite has taken all necessary action to exempt the transactions contemplated by the Transaction
Documents from any applicable state takeover statute.

     3.29 Powers of Attorneys. SeaLite has not given or granted any power of attorney, whether limited or general, to any entity or individual person or otherwise that is continuing in effect.

     3.30 Agreements in Full Force and Effect. Except as expressly set forth in the Schedules to this Agreement, all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under such agreement by SeaLite or, to the Knowledge of SeaLite, any other party thereto. To the Knowledge of SeaLite, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements.

     3.31 Statements True and Correct. No representation or warranty made herein, nor any statement, certificate or instrument to be furnished to ICN pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein (including, without limitation, information provided by SeaLite to ICN for inclusion in any disclosure document provided by ICN to signatories to the Stock Option Agreement), contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     3.32 Schedules. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided herein or therein.

     3.33 Purchase Entirely for Own Account.  The Purchase Price
Shares will be acquired for investment for SeaLite's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities
Act, and that SeaLite has no present intention of selling, granting any participation in, or otherwise distributing the same otherwise than pursuant to an effective registration statement under the Securities Act as contemplated by Section 1.5 hereof or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as set forth in Section 1.5, SeaLite does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchase Price Shares.

     3.34 Reliance Upon SeaLite's Representations. SeaLite understands that the issuance of the Purchase Price Shares will not be registered under the Securities Act or any state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act and such state laws, and that ICN's reliance on such exemption is predicated in part on SeaLite's representations set forth herein.

     3.35 Receipt of Information. SeaLite has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchase Price Shares. SeaLite has had an opportunity to ask questions and receive answers from ICN regarding the terms and conditions of the offering of the Purchase Price Shares and the business, properties, prospects, and financial condition of ICN and to obtain additional information (to the extent ICN possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to SeaLite or to which SeaLite had access. The foregoing, however, does not limit or modify the representations and warranties of ICN in Article IV of this Agreement or the right of SeaLite to rely thereon.

     3.36 Investment Experience. SeaLite alone or with its representative acknowledges that it is able to fend for itself, can bear the economic risk of the investment in the Purchase Price Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchase Price Shares.

     3.37 Restricted Securities. SeaLite understands that the Purchase Price Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchase Price Shares or an available exemption from registration under the Securities Act, the Purchase Price Shares must be held indefinitely. The Purchase Price Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

     3.38 Legends. To the extent applicable, each certificate evidencing any of the Purchase Price Shares shall be endorsed with the legend set forth below:

     "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

     "The shares represented hereby are subject to certain restrictions on transfer contained in a certain Stock
     Purchase Agreement dated November 16, 1995 between the
     Company and SeaLite Sciences, Inc., a copy of which is available at the Company's headquarters."

                           ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF ICN
              -------------------------------------

     As an inducement to SeaLite, to enter into the Transaction
Documents and consummate the transactions contemplated therein, ICN hereby represents and warrants to SeaLite, as follows:

     4.1 Organization, Standing and Authority of ICN. ICN is a corporation duly organized and validly existing under the laws of the State of Delaware. ICN has the full power and authority to execute, deliver and perform all of the Transaction Documents to which it is a party (collectively, the "ICN Documents"), and to consummate the transactions contemplated thereby. Each of the ICN Documents has been duly executed and delivered by ICN, and constitutes the legal, valid and binding obligation of ICN, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally or as may be qualified by a court of equity.

     4.2 Absence of Conflicting Agreements or Required Consents Relating to ICN's Obligations. The execution, delivery and performance by ICN of the ICN Documents (with or without the giving of notice, the lapse of time, or both): (a) will not conflict with any provision of ICN's certificate of incorporation or bylaws; (b) will not conflict with, result in a breach of, or constitute a default under any ruling, judgment, order or injunction, or any law, ordinance or regulation, of any court or governmental instrumentality to which ICN is subject or by which ICN or its assets and properties are bound; and (c) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which ICN is a party or by which ICN, its assets and properties are bound.

     4.3 Valid Issuance of the Purchase Price Shares. The Purchase Price Shares, when issued, sold and delivered in accordance with the terms of this Agreement in exchange for the Shares will be duly and validly issued, fully paid and nonassessable. The offer, sale and issuance of the Purchase Price Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.

     4.4 Litigation and Claims Against ICN. There are no lawsuits, actions, arbitrations, administrative or other proceedings, or to the knowledge of ICN, claims or governmental investigations or inquiries pending, or to the knowledge of ICN, threatened against ICN affecting the performance by ICN of the ICN Documents and there is no basis for any such action or any state of facts or occurrence of any event which might give rise to the foregoing.

     4.5 Purchase Entirely for Own Account. The Shares will be acquired for investment for ICN's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and ICN has no present intention of selling, granting any participation in, or otherwise distributing the same. ICN does not have any contract, undertaking, agreement or arrangement with any person to sell or transfer the Shares or grant participations to such person or to any third person, with respect to any of the Shares.

     4.6 Reliance Upon ICN's Representations. ICN understands that issuance of the Shares will not be registered under the Securities Act or any state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act and such laws, and that SeaLite's reliance on such exemption is predicated on ICN's representations set forth herein.

     4.7 Receipt of Information. ICN has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. ICN has had an opportunity to ask questions and receive answers from SeaLite regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial condition of SeaLite and to obtain additional information (to the extent SeaLite possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to ICN or to which ICN had access. The foregoing, however, does not limit or modify the representations and warranties of SeaLite in Section 3 of this Agreement or the right of ICN to rely thereon.

     4.8 Investment Experience. ICN is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares. ICN has not been organized for the purchase of acquiring the Shares.



     4.9 Accredited Investor. ICN is an Accredited Investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

     4.10 Restricted Securities. ICN understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. The Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about SeaLite. Such information is not now available and SeaLite has no present plans to make such information available.

     4.11 Legends. To the extent applicable, each certificate evidencing any of the Shares shall be endorsed with the legend set forth below:

     "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL,
     THAT SUCH REGISTRATION IS NOT REQUIRED.   IN ADDITION,
     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT."

                            ARTICLE V
                CONDITIONS TO OBLIGATIONS OF ICN
                --------------------------------

     The obligations of ICN to close the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions:

     5.1 Representations and Warranties. The representations and warranties of SeaLite set forth in the SeaLite Documents shall be true and correct as of the Closing Date, with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.



     5.2 Covenants. All of the terms, covenants and conditions of the SeaLite Documents to be complied with or performed by SeaLite at or prior to Closing shall have been complied with and performed in all material respects.

     5.3 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, the Transaction Documents, or the consummation of the transactions contemplated thereby, or which is related to or arises out of the business or operations of SeaLite, if such action, proceeding, investigation or legislation, in the reasonable judgment of ICN or its counsel, would make it inadvisable to consummate such transactions.

     5.4  Amendment of UGARF License.  An amendment to the
License Agreement dated July 18, 1991, by and between SeaLite and the University of Georgia Research Foundation, Inc. ("UGARF") shall be executed and delivered that eliminates the obligation of SeaLite to redeem any securities owned by UGARF.

                           ARTICLE VI
              CONDITIONS TO OBLIGATIONS OF SEALITE
              ------------------------------------

     The obligations of SeaLite to close the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions:

     6.1 Representations and Warranties. The representations and warranties of ICN set forth in the ICN Documents shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

     6.2 Covenants. All of the terms, covenants and conditions of the ICN Documents to be complied with or performed by ICN at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, the Transaction Documents, or the consummation of the transactions contemplated thereby, or which is related to or arises out of the business or operations of ICN, if such action, proceeding, investigation or legislation, in the reasonable judgment of SeaLite or its counsel, would make it inadvisable to consummate such transactions.

     6.4 Disclosure. ICN shall have delivered to SeaLite a disclosure document which includes the information required to be provided to SeaLite pursuant to Regulation D to the Securities
Act and which is acceptable to SeaLite acting reasonably.


                           ARTICLE VII
                      TERMINATION; REMEDIES
                      ---------------------

     7.1 Method of Termination. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing:

          (a)  by the mutual consent of the parties hereto;

          (b) by SeaLite, after December 31, 1995 if any of the conditions set forth in Article VI hereof, to which its obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of SeaLite;

          (c) by SeaLite, if such termination is required in order for SeaLite's Board of Directors to satisfy its fiduciary duties to SeaLite or its shareholders, which duties include, but are not limited to, pursuing alternative buyers for SeaLite if, in the reasonable business judgment of such Board of Directors, an alternative buyer would be in the best interests of SeaLite and its shareholders; provided however, in the event of any termination pursuant to this Section 7.1(c), SeaLite shall pay to ICN all expenses reasonably incurred by ICN in connection with the transactions contemplated by this Agreement.

          (d) by ICN, if SeaLite directly or indirectly, through any representative or otherwise, solicits or entertains offers from, negotiates with or in any manner encourages, discusses, accepts or considers any proposal of any other person relating to the acquisition of SeaLite, in whole or in part (other than the sale of inventory in the ordinary course);

          (e) by ICN after December 31, 1995, if any of the conditions set forth in Article V hereof, to which the obligations of ICN are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of ICN;

          (f) by ICN in the event any of the conditions set forth in Article VI cannot be satisfied or fulfilled by December
31, 1995;

          (g)  by ICN upon written notice to SeaLite pursuant to
Section 7.4(b) or (c); or

          (h) by ICN if a condemnation, destruction, loss or damage due to fire or other casualty occurs between the date of this Agreement and the Closing Date such that the business of SeaLite is materially interrupted or curtailed or the assets or properties of SeaLite are materially affected.

     7.2 Notice of Termination. Notice of any termination of this Agreement, as provided for in this Article VII, shall be given by the party or parties so terminating to the other party or parties hereto in accordance with Section 8.1 of this Agreement.



     7.3 Effect of Termination. If this Agreement terminates pursuant to Section 7.1, this Agreement shall become void and of no further force and effect, except as set forth in Section
7.1(c).

     7.4  Notification of Certain Events.
          ------------------------------

          (a) Each party shall give prompt notice to all other parties as soon as practicable after it has actual knowledge of
(1) the occurrence, or failure to occur, of any event which would or would be likely to cause any party's representations or warranties contained in any of the Transaction Documents to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date, or (2) any failure on its part or on the part of any of its officers, directors, employees, representatives or agents to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under any of the Transaction Documents. Each party shall, in connection with such notices, deliver to the other parties a written disclosure schedule (a "Schedule of Breaches") as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty, covenant, condition or agreement in any of the Transaction Documents by such party, identifying on such Schedule of Breaches the representation, warranty, covenant, condition or agreement which would be so breached.

          (b) Upon ICN's receipt of any Schedule of Breaches, or upon SeaLite' receipt of a Schedule of Breaches from ICN, the party receiving any such Schedule or Schedules (the "nondisclosing party") shall have five business days from receipt of such Schedule or Schedules to give written notice to the party delivering such Schedule or Schedules (the "disclosing party") and all other parties hereto that (1) it will close the transactions contemplated hereby notwithstanding the new Schedule or Schedules, (2) it will not close the transactions contemplated hereby based on such new Schedule or Schedules and thereby terminates this Agreement pursuant to this Article VII, or (3) further investigation or negotiation is required for it to reach a determination whether or not to close the transactions contemplated hereby based on such new Schedule or Schedules.

          (c) If the nondisclosing party notifies the disclosing and other parties that further investigation or negotiation are required pursuant to (iii) in Section 7.4(b) and the parties thereafter are unable to reach agreement on a mutually satisfactory means of resolving the matter(s) disclosed on the new Schedule or Schedules, the nondisclosing party shall have the right, in its discretion, to deliver written notice to all other parties hereto and terminate this Agreement pursuant to this
Article VII.

                          ARTICLE VIII
                    MISCELLANEOUS PROVISIONS
                    ------------------------

     8.1  Notices.
          -------



          (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand or if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight courier service to the parties or their assignees, addressed as follows:

          If to SeaLite:     SeaLite Sciences, Inc.
                             187 Ben Burton Circle
                             Bogart, Georgia  30622
                             Telephone: 706/546-4960
                             Facsimile: 706/546-4962
                             Attention: H. Lee Herron

          With a copy to:    Nelson Mullins Riley & Scarborough, L.L.P.
                             400 Colony Square, Suite 2200
                             1201 Peachtree Street, N.E.
                             Atlanta, Georgia  30361
                             Telephone: 404/817-6000
                             Facsimile: 404/817-6050
                             Attention: Philip H. Moise, Esq.

          If to ICN:         ICN Pharmaceuticals, Inc.
                             3300 Hyland Avenue
                             Costa Mesa, California  92626
                             Telephone:  714/545-0100
                             Facsimile:  714/641-7214
                             Attention: Ben Lap

          With a copy to:    Alston & Bird
                             One Atlantic Center
                             1201 West Peachtree Street
                             Atlanta, Georgia  30309-3424
                             Telephone:  (404) 881-7000
                             Facsimile:  (404) 881-7777
                             Attention:  George M. Maxwell, Jr., Esq.

          (b) If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, Federal Express or other overnight courier (and actually received), the date on which such notice, request, instruction or document is deemed to be received shall be the date of delivery.

          (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 8.1.

     8.2 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     8.3 Assignment. ICN may assign its rights under this Agreement to any Affiliate, but otherwise this Agreement shall not be assignable by either party hereto without the written consent of all other party.

     8.4 Binding Effect. his Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

     8.5 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

     8.6 Entire Agreement. The Transaction Documents and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, letters of intent, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by the Transaction Documents. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     8.7 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, United States of America. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

     8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.9 No Brokers. SeaLite and ICN each represent to the other that except for D.H. Blair Investment Banking Corp. ("D.H. Blair"), no broker or finder has been employed in connection with the transactions hereunder. SeaLite shall indemnify and hold harmless ICN for any and all loss, cost and expense (including, but not limited to, reasonable attorneys fees) arising out of or in connection with SeaLite's engagement of D.H. Blair.

     8.10 Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof.



     8.11 Expenses.  Except as otherwise set forth in this
Section 8.11, each of the parties hereto shall bear and pay all costs and expenses incurred by him or it or on his or its behalf in connection with the transactions contemplated hereunder.


                    [Signatures on Next Page]


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

"SEALITE":                      "ICN":

SEALITE SCIENCES, INC.          ICN PHARMACEUTICALS, INC.


By:                             By:
     ----------------------          --------------------
     H. Lee Herron, D.V.M.      Name:
                                     --------------------
     President                  Title:
                                     --------------------